Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S‑8 of Denbury Inc. of our report dated February 24, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting of Denbury Inc., which appears in Denbury Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
August 4, 2022